Exhibit 4.6

AMENDMENT NO. 2 TO CREDIT AGREEMENT

This Amendment No. 2 to Credit Agreement (“Amendment”) is dated as of August 17, 2020, by and between PERCEPTRON, INC. (“Borrower”) and CHEMICAL BANK, a division of TCF National Bank (“Bank”).

Recitals

A.Borrower and Bank entered into that certain Credit Agreement dated December 4, 2017 (as amended, the “Agreement”).

B.Borrower and Bank desire to amend the Agreement all as set forth below.

Now, therefore, the parties agree as follows:

1.The following definitions are added to Section 1 of the Agreement to read in the entireties as follows:

“Letter of Credit” shall mean any standby letter of credit issued by Bank for the account of Borrower under the provisions of Section 2.8.

“Letter of Credit Agreement(s)” shall mean, in respect of each Letter of Credit, the application and related documentation executed by the Borrower requesting the issuance of a Letter of Credit hereunder, and all amendments, restatements or other modifications thereto from time to time, in each case in form and substance reasonably acceptable to Bank.

“Letter of Credit Reserve” shall mean, with respect to the Borrower, as of any date of determination, an amount equal to the aggregate undrawn face amount of all issued, outstanding and unexpired Letters of Credit issued by Bank for the account of Borrower under and pursuant to this Agreement and the amount of all draws under Letters of Credit paid by Bank and not reimbursed by the Borrower.

“Letter of Credit Sublimit” shall mean Thirty Nine Thousand Nine Hundred Dollars ($39,900).

2.Section 2.6 of the Agreement is amended to read in its entirety as follows:

“2.6Reduction of Indebtedness.  If at any time and for any reason the aggregate outstanding principal amount of Advances hereunder to Borrower, plus the Letter of Credit Reserve, plus the Foreign Exchange Reserve, shall exceed the lesser of (i) the Revolving Credit Amount or (ii) the then applicable Borrowing Base, then Borrower shall immediately reduce any pending request for an Advance on such day by the amount of such excess and, to the extent any excess remains thereafter, immediately repay an amount of the Indebtedness equal to such excess.  Borrower acknowledges that, in connection with any repayment required hereunder, it shall also be responsible for the reimbursement of any prepayment or other costs required under the terms of the Revolving Credit Note.”

4852-5537-3259.1

3.Section 2.8 is added to the Agreement to read in its entirety as follows:

“2.8Letters Of Credit.  In addition to Advances under the Revolving Credit, but subject to the non-existence of any Default or Event of Default, the Letter of Credit Sublimit and the other terms and conditions of this Agreement, Bank may in its sole discretion, issue, or commit to issue, from time to time, standby letters of credit (“Letters of Credit”) for the account of Borrower in aggregate undrawn amounts not to exceed the Letter of Credit Sublimit at any one time outstanding; provided, however that after giving effect to the Letters of Credit requested, the sum of the aggregate amount of Advances outstanding plus the Letter of Credit Reserve shall not exceed at any one time the lesser of (a) then applicable face amount of the Revolving Credit Note and (b) the Borrower Base.  No Letter of Credit shall, by its terms, have an expiration date which extends beyond the fifth (5th) Business Day before the maturity date of the Revolving Credit.  In addition to the terms and conditions of this Agreement, the issuance of any Letters of Credit shall also be subject to the terms and conditions of any Letter of Credit Agreements.  The Borrower shall pay to Bank quarterly in arrears a per annum fee equal to two and sixty five hundredths percent (2.65%) per annum on the undrawn face amount of each Letter of Credit issued for the account of Borrower, determined on the basis of the actual number of days elapsed using a year of 360 days.  It is expressly understood that the fees paid pursuant to this Section 2.8 shall not be refundable under any circumstances.”

4.The following subsection 10.2(a-1) is added to the Agreement to read in its entirety as follows:

“(a-1)the Borrower shall deliver to Bank cash collateral upon demand, in an amount equal to 105% of the maximum amount that may be available to be drawn at any time prior to the stated expiry of all outstanding Letters of Credit, for deposit into an account controlled by Bank.”

5.Borrower hereby represents and warrants that, after giving effect to the amendments contained herein, (a) execution, delivery and performance of this Amendment and any other documents and instruments required under this Amendment or the Agreement are within its corporate powers and authorities, have been duly authorized, are not in contravention of law or the terms of its Articles of Incorporation or Bylaws, and do not require the consent or approval of any governmental body, agency, or authority; and this Amendment and any other documents and instruments required under this Amendment or the Agreement, will be valid and binding in accordance with their terms; (b) the representations and warranties of Borrower as set forth in the Agreement are true and correct on and as of the date hereof with the same force and effect as if made on and as of the date hereof; and (c) no Event of Default, or condition or event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default, has occurred and is continuing under the Agreement as of the date hereof.

6.Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Agreement.

7.As a condition of the above amendments, Borrower waives, discharges, and forever releases Bank, and Bank’s employees, officers, directors, attorneys, stockholders and successors and assigns, from and of any and all claims, causes of action, allegations or assertions that Borrower has or may have had at any time up through, and including, the date of this Amendment, against any or all of the foregoing, regardless of whether any such claims, causes of action, allegations or assertions are known to Borrower or whether any such claims, causes of action, allegations or assertions arose as a result of Bank’s actions or omissions in connection with the Agreement, including any amendments, or modifications thereto, or otherwise.

8.This Amendment shall be effective as of the date hereof upon (a) execution by Borrower and Bank of this Amendment, and (b) execution of the Affirmation of Guaranties set forth below.

9.Borrower is responsible for all costs incurred by Bank, including without limit reasonable attorneys’ fees, with regard to the preparation and execution of this Amendment and any documents, instruments or agreements executed in connection herewith.

10.This Amendment may be executed in counterparts, each of which counterpart shall constitute one and the same original.

11.This Amendment is not an agreement to any further or other amendment of the Agreement.

12.Except as modified hereby, all of the terms and conditions of the Agreement shall remain in full force and effect.

[Remainder of Page Intentionally Left Blank]

WITNESS the due execution hereof on the day and year first above written.

CHEMICAL BANK, a division of
TCF NATIONAL BANK		PERCEPTRON, INC.

By:	/s/ David W. Leslie	By:	/s/ Bill Roeschlein
David Leslie
Its:	Vice President	Its:	Chief Financial Officer

[Signature Page to Amendment No. 2 to Credit Agreement (16863090)]

AFFIRMATION OF GUARANTIES

The undersigned, Guarantors under certain Guaranties each dated December 4, 2017 (“Guaranties”) made by the undersigned in favor of Chemical Bank (“Bank”) with respect to the liabilities and obligations of Perceptron, Inc. (“Borrower”) to Bank, (i) affirm their obligations to Bank under their Guaranties and acknowledge that their Guaranties remain in full force and effect in accordance with their terms, subject to no setoff, defense or counterclaim, and (ii) confirm that this Affirmation is not required by the terms of their Guaranties and need not be obtained in connection with any prior or future waivers or amendments or extensions of additional credit to Borrower.

Dated:  August 17, 2020

GUARANTORS:

PERCEPTRON SOFTWARE
TECHNOLOGY, INC.

By:	/s/ Jay W. Freeland
Its:	Chief Executive Officer

PERCEPTRON GLOBAL, INC.

By:	/s/ Jay W. Freeland
Its:	Chief Executive Officer